Exhibit 10.3

TERMINATION AGREEMENT

This Termination Agreement (this “Agreement”) is entered into as of the 10th day of May, 2005 by and between Warner Music Group Corp., a Delaware corporation formerly known as WMG Parent Corp. (“Parent”), WMG Holdings Corp., a Delaware corporation and a wholly owned subsidiary of Parent,(“Holdings”), WMG Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Holdings (the “Company”), THL Managers V, L.L.C., a Delaware limited liability company (“THL”), Bain Capital Partners, LLC, a Delaware limited liability company (“Bain”), Providence Equity Partners IV Inc., a Delaware corporation (“Providence”) and Music Partners Management, LLC, a Delaware limited liability company (“Music” and, together with THL, Bain and Providence, the “Managers”).

WHEREAS, Parent, Holdings, the Company and the Managers are party to a Management Agreement dated February 29, 2004 (the “Management Agreement”);

WHEREAS, Parent, Holdings, the Company and the Managers desire to discontinue the provision of services by the Managers to Parent, Holdings and the Company and the payment of fees to the Managers for such services, each as described in the Management Agreement;

NOW THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1.                                       Definitions.  Capitalized terms used but not defined in this Agreement shall have the definitions set forth in the Management Agreement.

2.                                       Termination.  Parent, Holdings, the Company and the Managers hereby agree that:

(a)                                  effective upon the date hereof, the Management Agreement is hereby terminated; provided, however, that the provisions of Sections 4, 5 and 7 through 12 of the Management Agreement shall survive such termination and remain in full force and effect, including without limitation in the case of Sections 4 and 5 with respect to services, if any, provided by a Manager or any of its affiliates to the Company, Holdings, Parent or any of their affiliates after the termination of the Management Agreement; provided further, however, that such termination is subject to reversal as set forth below;

(b)                                 in consideration of services rendered under, and the termination of, the Management Agreement, Parent, Holdings and the Company, jointly and severally, shall pay the Managers, by wire transfer of immediately available federal funds to the accounts specified by the Managers, the sum (the “Termination Fee”) of seventy-three million two hundred forty-seven thousand four hundred thirty-eight dollars ($73,247,438) on or prior to the date that is ninety (90) days after the date hereof (the “Payment Deadline Date”), such Termination Fee to be allocated among the Managers in the manner set forth in Section 2(b) of the Management Agreement based on holdings of Investor Shares as of the date hereof, such right of the Managers to payment of the Termination Fee being non-transferable and non-assignable; and

(c)                                  if the Termination Fee has not been fully paid on or prior to the Payment Deadline Date (the period from the date hereof through the Payment Deadline Date being the “Termination Period”), then: (i) the Management Agreement shall again be in full force and effect and shall be deemed to have been in full force and effect at all times from and after the date hereof as if never terminated (provided that none of the Managers shall be deemed in breach of the Management Agreement on account of non-performance of any services during the Termination Period; and provided that none of Parent, Holdings or the Company shall be deemed in breach of the Management Agreement on account of non-payment of any Periodic Fees that would have been due and payable during the Termination Period, so long as any such Periodic Fees are paid promptly, and in any event within five (5) business days, after the end of the Termination Period); (ii) the obligation to pay the Termination Fee hereunder shall be defeased and none of Parent, Holdings or the Company shall be deemed in breach of this Agreement on account of non-payment of the Termination Fee; and (iii) to the extent that any payments in respect of the Termination Fee were made during the Termination Period, such payments will be offset against any Periodic Fees payable to the Managers.

3.                                       Governing Law.  This Agreement and all matters arising under or related to this Agreement shall be governed by and construed in accordance with the domestic substantive laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule that would cause the application of the domestic substantive laws of any other jurisdiction.

4.                                       Amendments and Waivers.  No amendment or waiver of any term, provision or condition of this Agreement shall be effective as against any party, unless in writing and executed by such party.

5.                                       Miscellaneous.  Except as expressly provided herein, the rights and obligations of the parties to the Agreement and, to the extent surviving termination, the Management Agreement, shall be binding upon and shall inure to the benefit of their respective successors and assigns.  This Agreement may be executed in any number of counterparts and by each of the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which together shall constitute one and the same agreement.

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf as of the date first above written by its officer or representative thereunto duly authorized.

PARENT:	WARNER MUSIC GROUP CORP.

	By:	/s/ PAUL ROBINSON
Name: Paul Robinson
Title: SVP & Deputy General Counsel

HOLDINGS:	WMG HOLDINGS CORP.

	By:	/s/ PAUL ROBINSON
Name: Paul Robinson
Title: SVP & Deputy General Counsel

THE COMPANY:	WMG ACQUISITION CORP.

	By:	/s/ PAUL ROBINSON
Name: Paul Robinson
Title: SVP & Deputy General Counsel

THL:	THL MANAGERS V, L.L.C.
	By:	Thomas H. Lee Partners L.P.,
its Managing Member
	By:	Thomas H. Lee Advisors L.L.C.
General Partner

	By:	/s/ THOMAS H. LEE
Name: Thomas H. Lee
Title:

BAIN:	BAIN CAPITAL PARTNERS, LLC
	By:	Bain Capital LLC, its sole member

	By:	/s/ MARK NUNNELLY
Name: Mark Nunnelly
Title:

PROVIDENCE:	PROVIDENCE EQUITY PARTNERS IV INC.

	By:	/s/ JONATHAN M. NELSON
Name: Jonathan M. Nelson
Title:

MUSIC:	MUSIC PARTNERS MANAGEMENT, LLC

	By:	/s/ GARY FUHRMAN
Name: Gary Fuhrman
Title: